                                                                     Exhibit 3.2

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 o After Issuance of Stock)
                             o Remit in Duplicate o

1.          Name of corporation:    JPAL, Inc.

2.          The articles have been amended as follows  (provide article numbers, if available):

            FIRST: The name of the corporation is: Essential Reality, Inc.

3.          The vote by which the stockholders holding shares in the corporation entitling  them to exercise at least a majority of the voting power, or such greater  proportion  of the voting powers as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation  have voted in favor of the amendment is: 5,100,260. *

4.          Officer Signature (Required):

            /s/ Humbert B. Powell, III
            --------------------------
            Humbert B. Powell, III
            Chief Executive Officer (Acting)

* If any proposed amendment would alter or change any preference or any relative or other  right  given to any class or series of  outstanding  shares,  then the amendment  must be approved by the vote,  in  addition to the  affirmative  vote otherwise  required,  of the  holders of shares  representing  a majority of the voting power of each class or series  affected by the  amendment  regardless  of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.